Exhibit 99.1

GAP INC. REPORTS JUNE SALES DOWN 1 PERCENT;

COMPARABLE STORE SALES DOWN 6 PERCENT

SAN FRANCISCO – July 6, 2006 – Gap Inc. (NYSE: GPS) today reported net sales of $1.51 billion for the five-week period ended July 1, 2006, which represents a 1 percent decrease compared with net sales of $1.52 billion for the same period ended July 2, 2005. The company’s comparable store sales for June 2006 decreased 6 percent compared with flat comparable store sales in June 2005.

Comparable store sales by division for June 2006 were as follows:

•	Gap North America: negative 4 percent versus positive 3 percent last year

•	Banana Republic North America: negative 4 percent versus negative 6 percent last year

•	Old Navy North America: negative 6 percent versus flat last year

•	Gap International: negative 14 percent versus positive 1 percent last year

“June was a transitional month as all of our brands worked to clear summer merchandise, and as we expected our merchandise margins continued to be significantly below last year,” said Sabrina Simmons, Senior Vice President, Treasury and Investor Relations. “We expect that merchandise margins will continue to experience pressure in July as we clear remaining summer items for the arrival of fall merchandise late this month.”

Year-to-date net sales of $6.1 billion for the 22 weeks ended July 1, 2006, decreased 3 percent compared with net sales of $6.3 billion for the same period ended July 2, 2005. The company’s year-to-date comparable store sales decreased 8 percent compared with a 4 percent decrease in the prior year.

The company reiterated that it expects inventory per square foot at the end of the second quarter to be flat compared to the prior year.

As of July 1, 2006, Gap Inc. operated 3,080 store locations compared with 3,024 store locations last year.

For more detailed information, please call 1-800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

July Sales

The company will report July sales on August 3, 2006.

Forward-Looking Statements

This press release and related recording contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding merchandise margins in July 2006 and inventory per square foot at the end of the second quarter of fiscal year 2006.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the company’s business in the U.S. and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs and structure in future periods; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or IT systems changes may disrupt the company’s supply chain or operations; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006. Readers should also consult the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 29, 2006.

These forward-looking statements are based on information as of July 6, 2006, and the company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Investor Relations:	Media Relations:
Mark Webb	Kris Marubio
415-427-2161	415-427-1798